Exhibit 99.1

         NBC Capital Corporation Reports Improved Third Quarter Results

    STARKVILLE, Miss.--(BUSINESS WIRE)--Oct. 20, 2004--NBC Capital Corporation (AMEX: NBY) today reported higher income for the third quarter ended September 30, 2004.
    "NBC reported higher income in the third quarter and benefited from growth in our loan portfolio and the contribution from Enterprise National Bank," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "We are pleased to report that the Enterprise acquisition was slightly accretive in the third quarter, one quarter ahead of schedule. We took significant steps to integrate Enterprise's operations and improve expense controls since the acquisition was closed in April 2004. We expect Enterprise will be a solid contributor to NBC's earnings in 2005 as we expand our lending staff in the Memphis market."
    Net income for the third quarter of 2004 rose to $3.16 million, or $0.39 per diluted share, compared with net income of $3.12 million, or $0.38 per diluted share, in the third quarter of 2003.
    "Loan demand turned positive in the third quarter in our core Mississippi markets, primarily from commercial real estate and construction loans. We believe this is a positive sign that our regional economy is strengthening. We also showed solid growth in every non-interest income category except mortgage fee income that has remained soft due to higher interest rates and reduced mortgage refinancing activity. We expect the increase in interest rates to have a positive effect on earnings as the prime rate continues to move up," stated Mr. Mallory.

    Third Quarter Results

    Net interest income rose 33.2% to $10.8 million in the third quarter of 2004 compared with $8.1 million in the third quarter of 2003. The increase benefited from the addition of the Enterprise loan and security portfolios combined with growth in NBC's loan portfolio since last year. Average earning assets rose 30.1% to $1.3 billion at September 30, 2004. The majority of the growth in earning assets was related to Enterprise.
    Total interest income was $16.5 million for the third quarter of 2004 compared with $12.4 million in the third quarter of 2003. The increase in interest income was primarily due to the addition of Enterprise combined with NBC loan growth since last year. Interest and fees on loans increased 38.8% due to a 42.7% increase in average volume, offset somewhat by a 14 basis point decline in average yields. Interest and dividends on investment securities were up 21.9% compared with the third quarter of 2003 due to a 16.6% increase in the average balance in the investment portfolio and a 19 basis point increase in the average yield on investment securities.
    "The recent increase in interest rates is a positive trend for future earnings," stated Mr. Mallory. "Many of our loans have a floor rate around 5%. We should see earnings accelerate as rates rise above this level since approximately 58% of our loan portfolio has floating rates."
    NBC's provision for loan losses rose 18.4% to $805,000 in the third quarter compared with $680,000 in the same period last year. By comparison, net loans increased 38.2% over the same period. At the end of the third quarter, the reserve for loan losses was $11.1 million, or 1.4% of total loans. This represents an increase in the reserve from 1.1% in the third quarter of last year. Net interest income after provision for loan losses was $10.0 million in the third quarter compared with $7.4 million last year.
    NBC reported growth in every non-interest category since last year except for mortgage loan fee income. Service charges on deposits rose 15.1% to $2.3 million, trust department income rose 6.4% to $497,000 and insurance commission and fee income increased 1.7% to $1.2 million compared with the third quarter of the prior year. Mortgage loan income was down 55.4% to $303,000 compared with the third quarter of 2003. The decline in mortgage loan income reflects lower demand for mortgage loan refinancing as long-term rates have risen. Gains on securities were $33,000 in the third quarter of 2004 compared with a loss on securities of $6,000 in the same quarter of last year.
    Non-interest expenses rose 30.0% to $10.9 million compared with $8.4 million in the third quarter of 2003. The increase was due to the addition of Enterprise's operations, amortization of the core deposit premium associated with the Enterprise acquisition and higher costs related to implementation of Sarbanes-Oxley. Other operating expenses included approximately $384,000 in amortization expense related to the Enterprise core deposit premium.
    Income before taxes was $4.3 million in the third quarter of 2004 compared with $4.2 in the third quarter of 2003. The tax rate for the third quarter of 2004 was 25.7% compared with 25.1% in the same period last year.
    Return on average assets was 0.9% in the third quarter of 2004 compared with 1.2% in the same quarter of 2003. Return on average equity was 11.5% in the third quarter of 2004 compared with 11.2% in the third quarter of the prior year.

    Nine-Month Results

    Net income for the first nine months of 2004 was $8.9 million, or $1.09 per diluted share, compared with $10.2 million, or $1.25 per diluted share, in the same period of 2003. Net interest income was $30.0 million in the first nine months of 2004 compared with $25.1 million in the same period of 2003. Non-interest income declined to $15.3 million in 2004 compared with $16.1 million in the first nine months of 2003 resulting from reductions in security gains and mortgage loan fee income.
    Book value per share was $13.88 at September 30, 2004, and $13.42 at September 30, 2003. Shareholders' equity was $113.3 million and $109.7 million at September 30, 2004 and 2003, respectively.

    2004 Expectations

    NBC expects earnings for 2004 to be in the range of $1.48 to $1.52 per diluted share compared with $1.65 reported in 2003. NBC expects the Enterprise acquisition will add approximately $0.11 per share to cash earnings* in 2004. Expectations for the fourth quarter of 2004 are for income to be in the range of $0.39 - $0.43 per share. Cash earnings* for the fourth quarter are expected to be in the range of $0.42 - $0.46 per share with the operations of Enterprise to be slightly accretive to GAAP earnings. NBC's 2003 fourth quarter net income was $0.41 per diluted share.

    *Use of Non-GAAP Financial Measures

    Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, including amortization of deposit premium, write-up of fixed assets and write-up of the securities portfolio. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its third quarter results conference call to be held tomorrow, October 21, 2004. The live broadcast of will be available on-line at www.nbcbankline.com under investor information and at www.vcall.com beginning at 1:30 p.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in east Mississippi, Memphis, Tennessee and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2003, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


                        NBC CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CONDITION
                             SEPTEMBER 30,
                 (In thousands, except share amounts)

                                                  2004        2003
                                               ----------- -----------
ASSETS:

Cash and Due From Banks                           $33,267     $26,013
Interest Bearing Deposits Due From Banks              376         822
                                               ----------- -----------
   Total Cash and Due From Banks                   33,643      26,835

Securities:
  Securities Available for Sale                   447,961     340,128
  Securities Held to Maturity                      25,692      40,804
                                               ----------- -----------
    Total Securities                              473,653     380,932

Federal Funds Sold and
   Securities Purchased Under Agreement To
    Resell                                            901         420

Other Earning Assets                               16,068      15,414

Loans                                             810,712     584,884
Less:   Reserve for Loan Losses                   (11,080)     (6,238)
                                               ----------- -----------
    Net Loans                                     799,632     578,646


Bank Premises And Equipment, Net                   19,443      14,750
Interest Receivable                                 7,295       5,995
Other Real Estate Owned                             2,100         961
Goodwill and Other Intangible Assets               41,004       2,853
Other Assets                                       20,565      12,974
                                               ----------- -----------
    Total Assets                               $1,414,304  $1,039,780
                                               =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits                    $158,221    $104,923
Interest Bearing Deposits                         910,664     681,502
                                               ----------- -----------
    Total deposits                              1,068,885     786,425
Interest Payable                                    1,617       1,254
Federal Funds Purchased and Securities
 Sold Under Agreement to Repurchase                44,281      22,184
Federal Home Loan Bank Borrowings                 136,366     111,765
Subordinated Debentures                            37,114         --
Other Liabilities                                  12,781       8,461
                                               ----------- -----------
    Total Liabilities                           1,301,044     930,089

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized
 50,000,000 shares, Issued - 9,615,806 Shares
 at September 30, 2004 and September 30, 2003       9,616       9,616
Surplus And Undivided Profits                     134,096     129,340
Accumulated Other Comprehensive Income             (2,385)     (1,544)
Treasury Stock at Cost (1,457,795 shares at
 September, 30, 2004 and 1,443,995 shares at
 September 30, 2003)                              (28,067)    (27,721)
  Total Shareholders' Equity                      113,260     109,691
                                               ----------- -----------
    Total Liabilities And Shareholders' Equity $1,414,304  $1,039,780
                                               =========== ===========

Note 1: Certain 2003 amounts have been reclassified to conform to 2004 classifications.


                        NBC CAPITAL CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                           FOR THE THREE MONTHS   FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30    ENDED SEPTEMBER 30
                           -------------------------------------------
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
INTEREST INCOME:

Interest And Fees On Loans   $11,556     $8,325    $31,179    $25,663
Interest And Dividends On
 Investment Securities         4,838      3,969     13,821     13,046
Other Interest Income             72         62        264        227
                           ---------- ---------- ---------- ----------
    Total Interest Income     16,466     12,356     45,264     38,936


INTEREST EXPENSE:

Interest On Deposits           3,824      3,018     10,227      9,984
Interest On Borrowed Funds     1,874      1,252      5,054      3,875
                           ---------- ---------- ---------------------
    Total Interest Expense     5,698      4,270     15,281     13,859
                           ---------- ---------- ---------------------
    Net Interest Income       10,768      8,086     29,983     25,077
Provision For Loan Losses        805        680      2,285      2,170
                           ---------- ---------- ---------- ----------
    Net Interest Income
     After Provision For
     Loan Losses               9,963      7,406     27,698     22,907
                           ---------- ---------- ---------- ----------

OTHER INCOME:

Service Charges On Deposit
 Accounts                      2,319      2,014      6,454      5,697
Trust Department Income          497        467      1,499      1,371
Insurance Commission and
 Fee Income                    1,202      1,182      3,445      3,438
Mortgage Loan Fee Income         303        679        927      1,838
Other Non-Interest Income        878        831      2,819      2,407
Gains (Losses) On
 Securities - Net                 33         (6)       130      1,362
                           ---------- ---------- ---------- ----------
    Total Other Income         5,232      5,167     15,274     16,113
                           ---------- ---------- ---------- ----------

OTHER EXPENSE:

Salaries & Employee
 Benefits                      5,967      4,976     17,479     14,969
Net Premises And Fixed
 Asset Expense                 1,584      1,192      4,244      3,539
Other Operating Expense        3,387      2,244      8,987      6,761
                           ---------- ---------- ---------- ----------
    Total Other Expense       10,938      8,412     30,710     25,269
                           ---------- ---------- ---------- ----------


Income Before Income Taxes     4,257      4,161     12,262     13,751
Applicable Income Tax
 Expense                       1,096      1,046      3,347      3,550
                           ---------- ---------- ---------- ----------
    Net Income                $3,161     $3,115     $8,915    $10,201
                           ========== ========== ========== ==========

Earnings Per Share:
    Basic                      $0.39      $0.38      $1.09      $1.25
    Diluted                    $0.39      $0.38      $1.09      $1.25
                           ========== ========== ========== ==========

Average Weighted Shares:
    Primary                8,158,011  8,171,594  8,162,450  8,174,723
    Diluted                8,182,414  8,182,445  8,189,506  8,185,306



                        NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
             (amounts in thousands except per share data)


FOR THE THREE MONTHS
   ENDED SEPTEMBER 30:                           2004         2003
                                              ------------  ----------

Net Earnings                                 $      3,161  $    3,115
Basic and Diluted Earnings Per Share                 0.39        0.38
Cash Dividends Per Share                             0.24        0.24

ANNUALIZED RETURNS
Return on Average Assets                              0.9%        1.2%
Return on Average Equity                             11.5%       11.2%


FOR THE NINE MONTHS
   ENDED SEPTEMBER 30:                           2004         2003
                                              ------------  ----------

Net Earnings                                 $      8,915  $   10,201
Basic and Diluted Earnings Per Share                 1.09        1.25
Cash Dividends Per Share                             0.72        0.68

ANNUALIZED RETURNS
Return on Average Assets                              0.9%        1.3%
Return on Average Equity                             10.7%       12.3%


SELECTED BALANCES AT
  SEPTEMBER 30:                                  2004         2003
                                              ------------  ----------

Total Assets                                 $  1,414,304  $1,039,780
Deposits and Securities Sold Under
    Agreements to Repurchase                    1,080,720     802,724
Loans                                             810,712     584,884
Total Securities                                  473,653     380,932
Shareholders' Equity                              113,260     109,691
Market Price Per Share                              25.62       24.24
Book Value Per Share                                13.88       13.42

Note 1: Certain 2003 amounts have been reclassified to conform to 2004 classifications.


    CONTACT: NBC Capital Corporation
             Richard T. Haston, 662-324-4258